Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD SECOND QUARTER 2010 RESULTS
WITH EARNINGS PER SHARE UP 30%,
ISSUES THIRD AND FOURTH QUARTER GUIDANCE

     Pleasanton, California, August 19, 2010 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended July 31, 2010 of $1.07, up from $.82 for the 13 weeks ended August 1, 2009. These results reflect a 30% increase on top of a 52% gain in the second quarter of 2009. Net earnings for the second quarter of 2010 grew 25% to a record $129.3 million, from $103.4 million in the second quarter of 2009. Sales for the 13 weeks ended July 31, 2010 increased 8% to $1.912 billion, with comparable store sales up 4% on top of a 3% gain in the prior year.

     For the six months ended July 31, 2010, earnings per share were $2.24, up from $1.55 for the six months ended August 1, 2009. These results represent 45% growth on top of a 37% increase in earnings per share during the first half of 2009. Net earnings for the six months ended July 31, 2010 grew to a record $271.6 million, up 39% from $194.8 million in the prior year period. Sales for the first six months of 2010 increased 11% to $3.847 billion, with comparable store sales up 7% on top of a 3% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with the solid sales gains and healthy earnings increases we delivered in the second quarter and first six months of 2010. Our profit growth for both periods is especially noteworthy, considering it was on top of robust double digit gains in the prior year. Our ability to deliver compelling bargains, while operating our business on much lower inventories, remains the primary driver of our strong results. The best performing merchandise categories during the second quarter and year to date periods were Home, Dresses and Shoes. Geographic trends were relatively broadbased, with the strongest performance in Florida.”

     Mr. Balmuth continued, “Second quarter operating margin grew about 140 basis points to 11.1%, on top of a 260 basis point increase in the prior year period. Our 2010 profitability gains were driven by a 110 basis point increase in gross margin and a 30 basis point decline in selling, general and administrative costs as a percent of sales compared to the second quarter of 2009. Key drivers of our improved profit margins for both the second quarter and year-to-date periods were higher merchandise gross margin, a timing shift in distribution expenses related to packaway levels, lower shortage costs and leverage on other operating expenses.”

     Mr. Balmuth also noted, “As we ended the first half of the year, our balance sheet and cash flows remained healthy. We continued to return capital to stockholders through our stock repurchase and dividend programs. During the first six months of fiscal 2010, we repurchased 3.6 million shares of common stock for an aggregate purchase price of $193 million. We are on track to repurchase during 2010 approximately $375 million of our current two-year $750 million stock repurchase program.”

     Looking ahead, Mr. Balmuth said, “Predicting the future in today’s uncertain macro-economic and retail climate remains challenging. We also face extremely tough comparisons in the second half of the year, as same store sales grew 9% and earnings per share rose 67% in the prior year period. As a result, we are maintaining a somewhat cautious outlook concerning our sales and earnings targets for the second half of 2010.”

     For the 13 weeks ending October 30, 2010, the Company projects that same store sales will grow 1% to 2% on top of an 8% increase in the prior year. Third quarter 2010 earnings per share are forecast to be in the range of $.79 to $.83 compared to $.84 in last year’s third quarter, which included a $.09 benefit from better-than-expected shortage results in 2009.

     For the 13 weeks ending January 29, 2011, same store sales are projected to be flat to down 1% versus a 10% increase in the fourth quarter of 2009. Earnings per share for the fourth quarter of 2010 are forecast to be in the range of $1.15 to $1.20, compared to $1.16 for the same period in 2009.

     For the 52 weeks ending January 29, 2011, earnings per share are forecast to be in the range of $4.18 to $4.27, up from $3.54 for the 52 weeks ended January 30, 2010. This annual range represents projected growth of 18% to 21% in fiscal 2010 on top of a 52% gain in fiscal 2009.

     The Company will provide additional details concerning its second quarter results and management’s outlook for the third and fourth quarters on a conference call to be held Thursday, August 19, 2010 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available until the end of October at the website address and via a telephone recording through 8:00 p.m. Eastern time on Thursday, August 26, 2010 at 706-645-9291, PIN # 55962247.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from the macro-economic environment, uncertainty in financial and credit markets, and changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the recent implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2009 and Forms 10-Q and 8-Ks for fiscal 2010. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2009 revenues of $7.2 billion. As of July 31, 2010 the Company operated 979 Ross Dress for Less® (“Ross”) stores and 57 dd’s DISCOUNTS® locations, compared to 939 Ross and 51 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
($000, except stores and per share data, unaudited)	2010	2009	2010	2009
Sales	$1,911,760	$1,768,636	$3,846,538	$3,460,235

Costs and Expenses
Costs of goods sold	1,395,785	1,311,136	2,801,867	2,579,845
Selling, general and administrative	303,402	286,158	597,874	558,188
Interest expense, net	2,436	1,390	4,824	3,046
Total costs and expenses	1,701,623	1,598,684	3,404,565	3,141,079

Earnings before taxes	210,137	169,952	441,973	319,156
Provision for taxes on earnings	80,861	66,545	170,350	124,362
Net earnings	$129,276	$103,407	$271,623	$194,794

Earnings per share
Basic	$1.09	$0.84	$2.28	$1.57
Diluted	$1.07	$0.82	$2.24	$1.55

Weighted average shares outstanding (000)
Basic	118,615	123,467	119,222	124,080
Diluted	120,562	125,658	121,243	126,063

Dividends
Cash dividends declared per share	$0.16	$0.11	$0.16	$0.11

Stores open at end of period	1,036	990	1,036	990

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	July 31,	August 1,
($000, unaudited)	2010	2009
Assets

Current Assets
Cash and cash equivalents	$772,671	$520,424
Short-term investments	2,491	1,135
Accounts receivable	53,079	49,375
Merchandise inventory	915,704	926,244
Prepaid expenses and other	66,653	63,926
Deferred income taxes	4,249	13,669
Total current assets	1,814,847	1,574,773

Property and equipment, net	945,335	942,745
Long-term investments	18,535	21,752
Other long-term assets	72,146	61,379
Total assets	$2,850,863	$2,600,649

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$745,461	$702,977
Accrued expenses and other	244,460	219,479
Accrued payroll and benefits	181,611	172,913
Income taxes payable	8,070	11,268
Total current liabilities	1,179,602	1,106,637

Long-term debt	150,000	150,000
Other long-term liabilities	184,324	168,558
Deferred income taxes	80,088	106,032

Commitments and contingencies

Stockholders’ Equity	1,256,849	1,069,422
Total liabilities and stockholders’ equity	$2,850,863	$2,600,649

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	July 31,	August 1,
($000, unaudited)	2010	2009
Cash Flows From Operating Activities
Net earnings	$271,623	$194,794
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	80,161	75,502
Stock-based compensation	18,253	13,017
Deferred income taxes	(23,337)	9,400
Tax benefit from equity issuance	8,801	5,256
Excess tax benefit from stock-based compensation	(8,597)	(4,008)
Change in assets and liabilities:
Merchandise inventory	(43,206)	(45,186)
Other current assets	(16,880)	(16,890)
Accounts payable	106,831	180,240
Other current liabilities	(89,771)	(678)
Other long-term, net	959	2,521
Net cash provided by operating activities	304,837	413,968

Cash Flows From Investing Activities
Additions to property and equipment	(88,122)	(80,731)
Proceeds from sales of property and equipment	-	10
Purchases of investments	(6,842)	(2,553)
Proceeds from investments	5,020	19,364
Net cash used in investing activities	(89,944)	(63,910)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	8,597	4,008
Issuance of common stock related to stock plans	20,366	31,745
Treasury stock purchased	(7,442)	(4,546)
Repurchase of common stock	(192,982)	(154,371)
Dividends paid	(39,104)	(27,825)
Net cash used in financing activities	(210,565)	(150,989)

Net increase in cash and cash equivalents	4,328	199,069

Cash and cash equivalents:
Beginning of period	768,343	321,355
End of period	$772,671	$520,424

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$225,628	$105,012

Non-Cash Investing Activities
Increase in fair value of investment securities	$604	$886